EXHIBIT 10.2

First Amendment
to the
BorgWarner Inc.
Amended and Restated 2004 Stock Incentive Plan
(as amended and restated effective April 29, 2009)

The BorgWarner Inc. Amended and Restated 2004 Stock Incentive Plan is hereby amended as follows:

1.  Section 6(o) of the Plan is amended in its entirety so that as amended, Section 6(o) shall read as follows:

“(o)  In addition to the authority conferred upon it by Sections 6(f), 6(g), 6(h) and 6(i) hereof, and notwithstanding any limitations on Stock Option exercise periods contained in said sections, but subject to Section 6(b) hereof, the Committee shall have the authority to establish (in the case of a newly granted Stock Option) or extend (in the case of an outstanding Stock Option) the exercise period of any Stock Option beyond the limitations provided in said sections; provided however, that subsequent to its grant, the exercise period of an outstanding Stock Option shall not be extended to a date that is later than the earlier of (i) the date on which the Option would expire by its original terms or (ii) the 10th anniversary of the original date of the grant."

2.  The second sentence of Section 7(d)(i) of the Plan is amended in its entirety so that as amended, the second sentence of Section 7(d)(i) shall read as follows:

“Tandem Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate are exercisable in accordance with the provisions of Section 6 (including any extensions) and this Section 7.”

3.  Section 16(e) of the Plan is amended in its entirely so that as amended, Section 16(e) shall read as follows:

“(e) No later than the date as of which an amount first becomes includible in the gross income of the participant for Federal income tax purposes with respect to any Award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.  With the advance consent of the Company, withholding obligations may be settled with Stock, including Stock that is part of the Award that gives rise to the withholding requirement. The Company shall have the right to determine the manner in which the withholding obligations relating to an award shall be satisfied and the Company can require that any such withholding obligations be settled by the Company retaining Stock or cash that is part of the Award that gives rise to the withholding obligation. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company, its subsidiaries and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant.  The Committee may establish such procedures as it deems appropriate, including the making of irrevocable elections, for the settlement of withholding obligations with Stock.”